NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM TO SELL CHINA INTERESTS FOR $223 MILLION

HOUSTON, Texas - September 27, 2007 - Ultra Petroleum Corp. (NYSE: UPL) today announced the execution of a stock purchase agreement for the sale of Sino-American Energy Company which represents all of Ultra’s interests in Bohai Bay, China for $223 million. The reserve volumes sold represent all of Ultra’s international assets and comprise approximately 1% of Ultra’s year-end 2006 proved reserves as detailed in the 2006 10-K report. The sale is expected to close during the fourth quarter of 2007 and is subject to normal closing conditions. The purchaser of the Bohai Bay asset is SPC E&P (China) Pte Ltd, a wholly-owned subsidiary of Singapore Petroleum Company Limited and Jefferies Randall and Dewey acted as financial advisors for Ultra in this transaction.

“We are pleased with the value received for the non-core asset and plan to turn our full attention to Ultra’s legacy asset the Pinedale Field, the nation’s second largest natural gas field,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “Even with the sale of these producing properties, we look forward to delivering over twenty percent organic production growth in 2008 and 2009,” Watford added.

Ultra Petroleum Corp. is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange under the symbol “UPL”. The Company had 151,892,002 shares outstanding as at June 30, 2007.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC.

Ultra Petroleum Corp. Sells China Interests	Page 1 of 2

This release can be found at http://www.ultrapetroleum.com

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp. Sells China Interests	Page 2 of 2